       COVER

As filed with the Securities and Exchange Commission on January 16, 1998

                                          Registration No. 333-_________
                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                FORM S-3
                         REGISTRATION STATEMENT
                                 Under
                       THE SECURITIES ACT OF 1933

                            LEGG MASON, INC.
          (Exact name of registrant as specified in its charter)

           Maryland                        52-1200960
(State or other jurisdiction of        (I.R.S. Employer
incorporation or organization)         Identification No.)

                           100 Light Street
                     Baltimore, Maryland  21202
                           (410) 539-0000
     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                          THEODORE S. KAPLAN
                        Senior Vice President
                         and General Counsel
                           Legg Mason, Inc.
                           100 Light Street
                      Baltimore, Maryland  21202
                          (410) 539-4073
     (Name, address, including zip code, and telephone number, including area code, of agent for service)

     Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check
the following box.  [   ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend
or interest reinvestment plans, check the following box.   [ X ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.  [    ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.  [    ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.  [    ]

                           CALCULATION OF REGISTRATION FEE


                                    Proposed
                                    maximum          Proposed
Title of each class    Amount       aggregate        maximum          Amount of
of securities to       to be     offering price      aggregate      registration
be registered        registered     per unit*      offering price*       fee*
Common Stock,       2,574,156 shs.  $49.625        $127,742,491.50   $37,684.03
par value $.10
per share

*Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based upon the average of the high and low prices reported by the New York Stock Exchange, Inc. for January 15, 1998.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION, OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                         SUBJECT TO COMPLETION
               PRELIMINARY PROSPECTUS DATED JANUARY 16, 1998


PROSPECTUS


                            2,574,156 Shares

                            LEGG MASON, INC.

                             Common Stock

                            ($.10 Par Value)



    This Prospectus relates to 2,574,156 shares of Common Stock, $.10 par value per share (the "Common Stock"), of Legg Mason, Inc. (the "Company") which may be offered for sale by the Selling Stockholders named herein or by pledgees, donees, transferees or other successors in interest. The sales of shares of Common Stock hereunder will be for the account of the Selling Stockholders or such other persons, and the Company will not receive any proceeds from such sales.

    The shares offered hereby may be sold by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest from time to time on the New York Stock Exchange, trading "regular way," in brokerage transactions effected through Legg Mason Wood Walker, Incorporated, a wholly-owned subsidiary of the Company ("Legg Mason Wood Walker"), at market prices prevailing at the time of sale. Legg Mason Wood Walker may receive compensation in the form of commissions from the Selling Stockholders or such other persons who may be effecting sales hereunder.
The Selling Stockholders or other persons effecting sales hereunder and Legg Mason Wood Walker may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by it may be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Stockholders or other persons effecting sales hereunder may agree to indemnify Legg Mason Wood Walker against certain liabilities, including liabilities under the Securities Act. See "Selling Stockholders."

    The Company has agreed to pay certain costs and expenses incurred in connection with the registration of the shares of Common Stock offered hereby, except that the Selling Stockholders will pay the fees of their own counsel and will be responsible for certain other expenses. See "Selling Stockholders."

    On January 15, 1998, the reported last sale price of the Common Stock on the New York Stock Exchange was $49 3/16 per share.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY
                         IS A CRIMINAL OFFENSE.




              The date of this Prospectus is January __, 1998.

                       AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information filed with the Commission can be inspected and copied during normal business hours at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Such materials can also be inspected on the Commission's Internet site at "http://www.sec.gov" and at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement," which term shall encompass all amendments, exhibits, annexes and schedules thereto), pursuant to the Securities Act, and the rules and regulations promulgated thereunder, with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and to which reference is hereby made. Statements contained in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved.

    No dealer, salesman or any other person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus in connection with the offer contained herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, the Selling Stockholders, any other person effecting sales hereunder, or any underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered shares of Common Stock to which it relates, or an offer to any person in any jurisdiction where such an offer would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof, or that the information contained or incorporated by reference herein is correct as of any time subsequent to the date hereof.

                     DOCUMENTS INCORPORATED BY REFERENCE

    The following documents heretofore filed by the Company under the Exchange Act (File No. 1-8529) with the Commission are incorporated herein by reference:
(1) the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1997; (2) the Company's Quarterly Reports on Form 10-Q for the quarters ended June 30, 1997 and September 30, 1997; and (3) the description of the Company's Common Stock contained in the Amendment on Form 8 filed April 25, 1997 amending the Company's Registration Statement on Form 8-A.

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide, without charge, to each person to whom this Prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference herein, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to Legg Mason, Inc., 100 Light Street, Baltimore, Maryland 21202, Attention: Charles A. Bacigalupo, Secretary, telephone number
(410) 539-0000.

                               THE COMPANY

    The Company is a holding company which, through its subsidiaries, is engaged in securities brokerage and trading, investment management of institutional and individual accounts and Company-sponsored mutual funds, investment banking for corporations and municipalities, commercial mortgage banking and provision of other financial services. The Company's principal broker-dealer subsidiary is Legg Mason Wood Walker, a full service regional broker-dealer and investment banking firm operating primarily in the Eastern and Mid-South regions of the United States. The Company's principal investment advisory subsidiaries are Western Asset Management Company, Brandywine Asset Management, Inc. ("Brandywine"), Legg Mason Fund Adviser, Inc., Bartlett & Co. and Batterymarch Financial Management, Inc. Through Legg Mason Wood Walker and its predecessors, the Company has been engaged in the securities business since 1899.

    The executive offices of the Company are located at 100 Light Street, Baltimore, Maryland 21202, and its telephone number is (410) 539-0000. Unless the context otherwise requires, all references to the "Company" herein include Legg Mason, Inc. and its predecessors and subsidiaries.



                           SELLING STOCKHOLDERS

    The following table sets forth the names of the Selling Stockholders and the number of shares of Common Stock owned by each of them and offered hereunder. Except for the shares listed below, none of the Selling Stockholders is presently the beneficial owner of any shares of Common Stock.



Name                   	Number of Shares
Robert F. Boyd                    13,687
Benedict E. Capaldi              155,446
Luz E. Carey                         977
Alexander C. Cutler                1,955
Judy L. DiMaio                       977
Paul D. Ehrlichman               188,687
Earl J. Gaskins                    4,888
W. Anthony Hitschler             823,184
David F. Hoffman                  25,419
Michael D. Jamison               178,910
Scott L. Kuensell                 18,575
Paul R. Lesutis                  214,106
Carl M. Lindberg                 255,167
Henry F. Otto                    165,223
Willard J. Scott                  58,659
Stephen S. Smith                 394,972
Steven M. Tonkovich               25,419
Edward A. Trumpbour               47,905

   Total                       2,574,156



    The 2,574,156 shares of Common Stock to which this Prospectus relates were acquired by the Selling Stockholders from the Company in connection with the Company's acquisition on January 16, 1998 of Brandywine, an investment advisory firm located in Wilmington, Delaware (the "Acquisition"). Pursuant to the acquisition agreement, 10% of the shares owned by each person included in the above table is being held in an escrow that will terminate one year after the closing date of the Acquisition. The purpose of the escrow is to secure contingent obligations to indemnify the Company in certain circumstances under the terms of the acquisition agreement.

    The Company and the Selling Stockholders have agreed that the Company will pay the costs and expenses incurred in connection with the registration of the Common Stock and this offering, except that the Selling Stockholders shall pay the fees of their own counsel and shall be responsible for all selling commissions and all transfer taxes and related charges in connection with the offer and sale of such shares. In addition, the Company has agreed to indemnify the Selling Stockholders against liability arising from actual or alleged misstatements in the Registration Statement of which this Prospectus forms a part (other than liabilities arising from information supplied by a Selling Stockholder for use in the preparation of the Registration Statement), and the Selling Stockholders have agreed to indemnify the Company against liability arising from actual or alleged misstatements or omissions in the Registration Statement as the result of misstatements or omissions in the information supplied by the Selling Stockholders for use in the preparation of the Registration Statement.


                              PLAN OF DISTRIBUTION

    The sale of all or a portion of the shares of Common Stock offered hereby by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest may be effected from time to time on the New York Stock Exchange, trading "regular way," in brokerage transactions effected through Legg Mason Wood Walker, at market prices prevailing at the time of sale. Legg Mason Wood Walker may receive compensation in the form of commissions from the Selling Stockholders or such other persons who may be effecting sales hereunder. The Selling Stockholders or other persons effecting sales hereunder and Legg Mason Wood Walker may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by it may be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Stockholders or other persons effecting sales hereunder may agree to indemnify Legg Mason Wood Walker against certain liabilities, including liabilities under the Securities Act. See "Selling Stockholders."

    Pursuant to the acquisition agreement and an agreement entered into among the Selling Stockholders, there are certain limitations on the aggregate number of shares that can be sold hereunder during certain periods by the Selling Stockholders. For the period beginning the date of this Prospectus and ending November 1, 1998, the aggregate number of shares that can be sold by all of the Selling Stockholders is 386,123 shares, less the total number of shares of Common Stock sold by the Selling Stockholders in one or more underwritten public offerings effected pursuant to the Registration Statement or otherwise.


                                  EXPERTS

    The consolidated statements of financial condition as of March 31, 1997 and 1996 and the consolidated statements of earnings, cash flows, and stockholders' equity for each of the three years in the period ended
March 31, 1997, and the consolidated financial statement schedules listed in
Item 14(a)(1) and (2) of the 1997 Form 10-K incorporated by reference in this Prospectus from the 1997 Form 10-K, have been incorporated herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.


                               LEGAL MATTERS

    The validity of the shares of Common Stock offered hereby have been passed upon for the Company by Theodore S. Kaplan, Esq., the Company's General Counsel. Mr. Kaplan beneficially owns, or has rights to acquire under an employee benefit plan of the Company, less than one percent of the Common Stock of the Company.

                                 PART II.

                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.   Other Expenses of Issuance and Distribution.

    The following table sets forth the expenses estimated to be borne by the Company in connection with the offering described in this Registration Statement. All such expenses other than the Securities and Exchange Commission registration fee are estimates:


Securities and Exchange Commission
  registration fee...........................        $37,684
Accounting fees and expenses.................          1,500
Printing and/or reproduction.................            500
Miscellaneous expenses.......................            316

      		Total........................        $40,000



    The Selling Stockholders will pay the fees and expenses of their own counsel in connection with the offering described in this Registration
Statement.

Item 15.   Indemnification of Directors and Officers

    The Registrant's By-Laws provide for indemnification of any person who is serving or has served as a director or officer of the Registrant, against all liabilities and expenses incurred in connection with any action, suit or proceeding arising out of such service to the full extent permitted under Maryland law.

    Section 2-418 of the Maryland General Corporation Law establishes provisions whereby a Maryland corporation may indemnify any director or officer made a party to an action or proceeding by reason of service in that capacity, against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with such action or proceeding unless it is proved that the director or officer (i) acted or failed to act in bad faith or with active and deliberate dishonesty, (ii) actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, had reasonable cause to believe that his act or omission was unlawful. However, if the proceeding is a derivative suit in favor of the corporation, indemnification may not be made if the individual is adjudged to be liable to the corporation.
In no case may indemnification be made until a determination has been reached that the director or officer has met the applicable standard of conduct.
Indemnification for reasonable expenses is mandatory if the director or officer has been successful on the merits or otherwise in the defense of any action or proceeding covered by the indemnification statute. The statute also provides for indemnification of directors and officers by court order. The indemnification provided or authorized in the indemnification statute does not preclude a corporation from extending other rights (indemnification or otherwise) to directors and officers.

    The Registrant's officers and directors are insured against certain liabilities under certain policies maintained by the Registrant with aggregate maximum coverage of $35,000,000.

    The foregoing summaries are subject to the complete text of the By-Laws, statute and agreement referred to above and are qualified in their entirety by reference thereto.





Item 16.	Exhibits

Exhibit
Number          Description

5      -        Opinion of Theodore S. Kaplan, Esq., Senior Vice
                President and General Counsel of the Registrant.

23(a)  -        Consent of Coopers & Lybrand L.L.P.

  (b)  -        Consent of Theodore S. Kaplan, Esq. (included in Exhibit 5).

24     -       	Powers of Attorney of certain directors of Registrant (included on signature pages hereto).

Item 17.    Undertakings

   (a)	The undersigned Registrant hereby undertakes:

       (1) to file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement to:

   (i)	include any prospectus required by Section 10(a)(3) of the
Securities Act of 1933;

  (ii)	reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective
Registration Statement;

  (iii) include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;
provided, however, that the undertakings set forth in clauses (i) and
(ii) above do not apply if the information required with or furnished to the Commission to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;

       (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

       (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.




   (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities
Exchange Act of 1934 that is incorporated by reference herein shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c)	Insofar as indemnification for liabilities arising under the Securities
Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the
Registrant has been advised that in the opinion of the Securities and Exchange
Commission such indemnification is against public policy as expressed in the
Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the
Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities
Act and will be governed by the final adjudication of such issue.








                               	SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on the 16th day of January, 1998.

                                        LEGG MASON, INC.



                                        By:/s/Raymond A. Mason
                                        Raymond A. Mason
                                        President and Chief Executive
                                        Officer


                           POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each director whose signature appears below constitutes and appoints Raymond A. Mason, John F. Curley, Jr. and
Charles A. Bacigalupo, and each of them acting singly, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange
Commission, granting unto said attorneys-in-fact and agents, and each of them acting singly, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration
Statement has been signed below by the following persons in the capacities and on the dates indicated.




     Signature                     Title                                    Date


/s/Raymond A. Mason    Chairman of the Board, President and     January 16, 1998
Raymond A. Mason       Chief Executive Officer (Principal
                       Executive Officer)



/s/F. Barry Bilson     Vice President - Finance                 January 16, 1998
F. Barry Bilson        (Principal Financial and
                       Accounting Officer)




[SIGNATURES CONTINUED]



[SIGNATURES CONTINUED]



/s/Harold L. Adams                Director                      January 16, 1998
Harold L. Adams



/s/Charles A. Bacigalupo          Director                      January 16, 1998
Charles A. Bacigalupo



/s/James W. Brinkley              Director                      January 16, 1998
James W. Brinkley



/s/Edmund J. Cashman, Jr.         Director                      January 16, 1998
Edmund J. Cashman, Jr.



/s/ John F. Curley, Jr.           Director                      January 16, 1998
John F. Curley, Jr.



                                  Director                      January __, 1998
Harry M. Ford, Jr.



/s/Richard J. Himelfarb           Director                      January 16, 1998
Richard J. Himelfarb



/s/John E. Koerner, III           Director                      January 16, 1998
John E. Koerner, III



/s/John B. Levert, Jr.            Director                      January 16, 1998
John B. Levert, Jr.



[SIGNATURES CONTINUED]




[SIGNATURES CONTINUED]




                                  Director                      January __, 1998
W. Curtis Livingston



/s/Edward I. O'Brien              Director                      January 16, 1998
Edward I. O'Brien



/s/Peter F. O'Malley              Director                      January 16, 1998
Peter F. O'Malley



/s/Nicholas J. St. George         Director                      January 16, 1998
Nicholas J. St. George



                                  Director                      January __, 1998
Roger W. Schipke



/s/Margaret DeB. Tutwiler         Director                      January 16, 1998
Margaret DeB. Tutwiler



/s/James E. Ukrop                 Director                      January 16, 1998
James E. Ukrop



/s/William Wirth                  Director                      January 16, 1998
William Wirth















                                      EXHIBIT INDEX



Exhibit
Number		           	Description

5       -           Opinion of Theodore S. Kaplan, Esq., Senior Vice
                    President and General Counsel of the Registrant.

23(a)   -           Consent of Coopers & Lybrand L.L.P., independent public
                    accountants

  (b)   -           Consent of Theodore S. Kaplan, Esq. (included in Exhibit 5).

24      -           Powers of Attorney of certain directors of the Registrant
                    (included on signature pages hereto).


















